Exhibit 99.1

Watsco Reports First Quarter Results

EPS 39 Cents & Record Operating Cash Flow;

Results Include 27 New Locations

COCONUT GROVE, FLORIDA, April 19, 2007 – Watsco, Inc. (NYSE:WSO), the largest distributor of air conditioning and heating products, today announced results for the first quarter ended March 31, 2007. The Company also provided a revised earnings outlook for 2007.

Earnings per share was 39 cents per diluted share on net income of $10.8 million versus earnings per share of 47 cents on net income of $13.0 million in 2006. Revenues declined 4% to $377 million and operating income was $17.8 million versus $21.8 million last year and includes the impact of 27 locations opened or acquired during the last 12 months. New locations added $9 million in revenue and were dilutive by 2 cents during the quarter. Gross profit was $96.5 million with gross profit margins improving 20-basis points to 25.6%. SG&A was relatively unchanged and, excluding the effects of the new locations, declined 3%. Net interest expense decreased 44% reflecting lower average daily borrowings.

The 2007 first quarter follows the record 2006 first quarter comparison of 47 cents per share, which included unusually strong unit volume of HVAC systems prior to the introduction of the new 13 SEER product families as well as stronger sales to the new construction market. Sales of unitary products, representing 27% of first quarter sales, reflect a favorable pricing comparison of 24% versus last year offset by 29% lower unit volume. Unit volume improved sequentially from the fourth quarter and is expected to further improve once the difficult comparisons begin to lapse during the second quarter and as the summer replacement selling season begins. Sales to the commercial refrigeration market (11% of sales) continued to show strength, rising 11% during the quarter.

Albert H. Nahmad, Watsco’s President and Chief Executive Officer, stated: “As expected and as previously reported, the combination of a tough year-ago comparison and softness in the new construction market had an impact on our first quarter results, which in any event is typically the seasonal low point for the products we sell. From a long-term perspective, this quarter ranks second to last year’s blockbuster quarter and includes investments in new branches that should provide meaningful revenue and earnings opportunities during the rest of 2007. We look forward to the replacement season as we expect the new families of higher-efficiency products to provide us and our customers the opportunity to upgrade existing systems to higher-efficiency systems that are beneficial to homeowners and the environment.”

Watsco generated $7 million of operating cash flow versus a use of $30 million during the same period of 2006. The Company’s debt-to-total capitalization ratio improved to 7% from 10% a year ago. On March 1, 2007, Watsco announced a 32% increase in quarterly cash dividends to 33 cents per share from 25 cents per share. As mentioned above, the Watsco network has expanded by 27 locations over the last 12 months, including 9 new locations to add localized service in existing markets and 18 locations acquired adding new customers, products and market share. The working capital investment related to these network expansion activities totaled $17 million as of March 31, 2007.

Mr. Nahmad added, “We are pleased with the unprecedented record level of cash flow generated during the first quarter. At this point, we have approximately $40 million in cash and just $30 million in debt. We announced a meaningful increase in dividends to enhance returns to shareholders. We are actively seeking acquisitions, product opportunities and considering additional new locations to take advantage of our terrific financial position.”

The Company also announced its outlook for 2007 earnings per share is revised to a range of $3.25 to $3.35 per diluted share to reflect the first quarter performance and current trends. This outlook includes an earnings growth rate of 15% to 19% for the remainder of 2007, consistent with long-term historical growth rates.

Watsco will be holding its investor conference call today, April 19, 2007 at 10:00 a.m. Eastern Daylight Time. Shareholders interested in participating may call (877) 391-0532. Internet users can listen to a live webcast of the conference call on the Investor Relations section of Watsco’s website at http://www.watsco.com.

Watsco is the largest distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the distribution segment of the HVAC/R industry, currently operating 384 locations serving over 40,000 customers in 32 states. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC/R contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

Quarters Ended March 31, 2007 and 2006

(In thousands, except per share data)

(Unaudited)

	2007	2006
Revenues	$376,843	$394,307
Cost of sales	280,373	294,227

Gross profit	96,470	100,080
Gross profit margin	25.6%	25.4%
SG&A expenses	78,719	78,238

Operating income	17,751	21,842
Operating margin	4.7%	5.5%
Interest expense, net	449	799

Income before income taxes	17,302	21,043
Income taxes	6,488	7,996

Net income	$10,814	$13,047

Earnings per share for Common and Class B
Common Stock:
Basic	$0.41	$0.50
Diluted	$0.39	$0.47
Weighted average Common and Class B common shares and equivalent shares used to calculate earnings per share:
Basic	26,203	26,121
Diluted	27,792	27,984

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2007	December 31, 2006

	(Unaudited)
Cash and cash equivalents	$40,374	$34,340
Accounts receivable, net	175,839	180,968
Inventories	332,055	291,024
Other	10,837	11,476

Total current assets	559,105	517,808
Property and equipment, net	21,070	21,476
Other	170,516	172,087

Total assets	$750,691	$711,371

Accounts payable and accrued expenses	$183,941	$146,107
Current portion of long-term obligations	10,087	10,084

Total current liabilities	194,028	156,191

Borrowings under revolving credit agreement	30,000	30,000
Deferred income taxes and other liabilities	10,081	8,794

Total liabilities	234,109	194,985
Shareholders’ equity	516,582	516,386

Total liabilities and shareholders’ equity	$750,691	$711,371

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